Exhibit 10.14

June 25, 2010

Charles D. Boynton

Re:	Release Agreement

Dear Chuck:

As you know, we have agreed that your employment with ServiceSource will terminate on June 25, 2010. In accordance with your April 7, 2008 Employment and Confidential Information Agreement (“Employment Agreement”), and our transition agreement dated March 15, 2010 (“Transition Agreement”), you are required to sign this release agreement (“Release”) as a condition for receiving the following severance benefits:

(1)	A lump-sum payment equal to six months’ of your base salary and one half of your annual target bonus, as provided in Section 8 of your Employment Agreement;

(2)	Payment of your COBRA premiums for a six-month period following your departure, as provided in Section 8 of your Employment Agreement;

(3)	Payment of your H1, 2010 bonus at the percentage approved by the Company’s Board of Directors for plan participants generally, as provided in your Transition Agreement. This bonus payment will be in addition to the severance bonus payment in Section 1 above;

(4)	An extension of your exercise period to exercise your vested stock options, as provided in your Transition Agreement. Subject to this Release taking effect without revocation, the deadline to exercise your vested stock options will be June 24, 2011.

As you know, these payments and promises would not otherwise be due and owing to you as a departing employee of the Company and are intended as “extra consideration.”

In exchange for these payments and promises, you agree, by signing below, to release and hold the Company harmless from any and all claims that you might have arising out of your employment with the Company and the termination of your employment. This includes, but is not limited to, all wrongful discharge, discrimination (including Age Discrimination in Employment Act), contract, tort, statutory and constitutional claims of any type, and includes any claims for wages, vacation pay, severance pay, attorneys’ fees and costs, to the fullest extent such claims are releasable by law. This release applies, to the Company and to each of its officers, directors, agents and employees individually. It applies to all claims that may exist up to the date you sign this agreement, whether you know about the claims or not. This means that if California law applies this release, you will be waiving your rights under California Civil Code 1542, which provides as follows:

Re: Separation Agreement

June 25, 2010

“A general release does not extend to claims which the creditor [employee] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor [employer].”

You further agree that you will not file or pursue any charge, claim or action of any kind against the Company or its officers, directors, agents or employees, in any court, agency or other forum, except that this agreement will not preclude the filing of an administrative complaint with the EEOC, NLRB or similar administrative agency in any state, provided that you waive any claim for monetary relief in connection with any such administrative complaint.

Neither you nor the Company will make any disparaging statements about the other or engage in any conduct harmful to the other’s interests. You also agree to provide reasonable cooperation and assistance, as necessary, on any transitional issues and furnish information or answers to questions about any business matters as to which you have knowledge.

Entering into this agreement is purely voluntary on your part. You may take up to 21 days to decide whether you wish to do so. You are encouraged to consult an attorney regarding this agreement, if you wish. If you sign the agreement, you will then have seven days to revoke it by providing a signed notice of revocation to Ray Martinelli, Executive Vice President of Human Resources. You may provide this notice by email to Ray at rmartinelli@servicesource.com. By offering this severance agreement, the Company admits no liability or wrongdoing. This offer of severance will remain open for twenty-one days, after which the offer will expire. Accordingly, in order for you to receive severance benefits, your signed letter must be received by Ray Martinelli no later than July 16, 2010.

Whether or not you elect to sign this agreement, we would like to remind you of your continuing obligation not to disclose or use any Company proprietary information without the Company’s express written consent. Please immediately return all Company property, including any computer equipment, files, cell phones, documents and keys, if you have not already done so.

If you have any questions, let me know. If these terms are acceptable to you, please sign and date the letter below and return the original copy to Ray Martinelli. An extra copy is enclosed for your records.

Re: Separation Agreement

June 25, 2010

We appreciate your contributions to ServiceSource. Whatever may be your decision regarding this proposed agreement, we wish you all the best in your future career endeavors.

Very truly yours,

/s/ Paul Warenski
Paul Warenski
SVP & General Counsel

I UNDERSTAND AND VOLUNTARILY AGREE TO THE TERMS ABOVE:

Signature:	/s/ Charles D. Boynton

Printed Name:	Charles D. Boynton

Date:	June 25, 2010